EXHIBIT 10.7

Northwest	t (425) 608-3008	www.nwbio.com
Biotherapeutics, Inc.	(800) 519-0755	OTCBB: NWBT
f (425) 608-3009
18701 120th Avenue NE
Suite 101
Bothell, WA 98011

June 18, 2007
Dr. Jim Johnston
18701 120th Avenue NE, Suite 101
Bothell, WA 98011
Dear Mr. Johnston:
Your service to Northwest Biotherapeutics has been valuable and much appreciated over the past year. The Board of Directors proposes to enter into an employment agreement with you for up to one year of service in the senior management of the Company, with the following key terms, conditional upon the Admission to trading of the Company’s AIM Placing shares:
•	Title: CFO and Chief General Counsel

•	Term: Up to 1 year

•	Annual Salary: $180,000 for devotion of 60% of your time to Company business (a full-time rate of $300,000).

•	Equity: 66,667 options to purchase Common Stock of the Company to be granted as promptly as practicable after Admission of the AIM Placing Shares for trading. Vesting shall occur over the 1-year employment term as defined in the Stock Option Grant Notice.

•	Termination: Employment will be at will. You may resign and at time with the notice required below or without such notice (in which case certain consequences will apply as described below). The Company may terminate your employment “For Cause” or “Without Cause.” “Cause” is defined as, but not limited to, malfeasance, material non-performance or materially inadequate performance of your duties following written notice or other communication from the Board of such inadequate performance and a reasonable period of time to cure it one time.

•	Effect of termination or resignation on options: Vesting of your stock options will cease upon the termination of your employment or resignation.
•	If your employment is terminated For Cause, options which are already vested as of the date of termination shall expire 24 hours after such termination.

•	If your employment is terminated Without Cause, options will be exercisable for up to their full exercise period, so long as you execute a separation and release agreement reasonably acceptable to the Company, and you do not work for or with a Competing Company (as defined below) in any capacity (employee, director, adviser, collaborator, etc.) for one year following the termination of your employment. The term “Competing Company” means a business that is developing immunotherapies for cancer.

•	If you resign, the vesting of your options will cease. If your resignation complies with the notice, best efforts and good faith requirements below, your options will be exercisable for 45 days following the last day of your employment. If your resignation does not comply with the notice, best efforts and good faith requirements below, your options will only be exercisable for 15 days following the last day of your employment.
•	Outside activities: During the term of this Agreement, you shall not engage in any outside business activities except with express prior approval of the Board.

•	Non-competition: You agree not to work for or with any Competing Company (as defined above) for 1 year after resignation, termination or expiration of your employment with the Company. You must execute a non-competition agreement with the Company providing for this arrangement.

•	Assignment of inventions; confidentiality: All inventions conceived or developed by you during your employment by the Company must be assigned to the Company. You must also execute the Company’s standard invention assignment agreement and a limited power of attorney enabling the Company to make filings and take actions necessary to implement your assignments of inventions. You must also execute the standard confidentiality agreement.

•	Vacation and sick leave: 12 business days of vacation (based upon a full-time rate of 4 weeks of vacation, pro rated to your employment by the Company for 60% of your time), no carryover (use it or lose it) except in special circumstances with prior Board approval and then only up to 2 weeks; 6 business days of sick leave (based upon a full-time rate of 2 weeks of sick leave, pro rated to your employment by the Company for 60% of your time), to be used only for sickness and medical appointments for yourself or family members.

•	Notice of resignation: If you resign, you will give at least 45 days advance notice, and during those 45 days will devote best efforts, in good faith, to the Company’s business and any personnel transition. Failure to give 45 days notice will result in clawback of any bonuses paid to you and option vesting that occurred in the 135 days prior to the resignation announcement.

The Board hopes that you will find these terms agreeable. If so, please indicate your acceptance by countersigning below. We look forward to your continued important role in the Company for the next several years.
Sincerely,

NWBT BOARD OF DIRECTORS	I have read and accept this employment offer:
By:	By:

Name:	Name:
Title:
Date:	Date: